Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Thursday, August 4, 2005	TRADED:	AMEX
ABLEST REPORTS SECOND QUARTER PROFIT MORE THAN DOUBLED;
SIGNS THREE-YEAR EXTENSION ON CREDIT AGREEMENT AT REDUCED RATES
     CLEARWATER, Fla., Aug. 4 — Ablest Inc. today reported substantially improved financial results for the fiscal second quarter ended June 26, 2005. Revenue increased 22.4 percent to $32.8 million from revenue of $26.8 million in the fiscal second quarter of 2004. Net income increased two-and-one-half times to $574,000 or $0.20 per diluted share compared to net income of $230,000 or $0.08 per diluted share for the same period last year.
     Revenues for the first six months of fiscal 2005 increased 20.9 percent to $63.6 million from $52.6 million in the corresponding period of the prior year. For the six months ended June 26, 2005, the company reported net income of $838,000 or $0.29 per diluted share compared to the same period of 2004 when the company reported a net loss of $211,000 equal to seven cents per share.
     Kurt R. Moore, president and chief executive officer, said, “Our strong second quarter results are attributable to our associates’ hard work in executing Ablest’ service model and expansion plans. We continue to see increases from many of our existing large client companies and have been successful opening new locations. Branches opened less than one year accounted for approximately one half of our revenue increase.”
     “To improve profitability, we focused our selling efforts on higher margin and lower risk accounts,” Mr. Moore said. “The gross margin improvement was driven by our selective addition of higher margin accounts and our ability to reduce the costs associated with larger accounts.” He added, “We are pleased by the favorable results in workers’ compensation costs and will continue our efforts to manage these costs. Also contributing to our improved profitability was our associates’ ability to grow by leveraging the organization’s resources.”
     Mr. Moore also said, “The company renewed for an additional three years its $7.5 million committed credit agreement at a 75 basis-point reduction in borrowing rates. We received excellent support from our banking partner and consider the favorable renewal as acknowledging our strong operational results and solid financial position. We currently have no outstanding debt and this facility will continue to provide us the liquidity necessary to achieve our growth plans.”
     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial, information technology, finance and accounting personnel provided through Ablest Staffing Services, Ablest Technology Services and Ablest Finance and Accounting. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 52 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.
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Exhibit 99.1
PAGE 2 / ABLEST REPORTS SECOND QUARTER PROFIT MORE THAN DOUBLED
ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week		For the Twenty Six Week
	Periods Ended		Periods Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
Net service revenues	$32,751	$26,827	$63,586	$52,597
Cost of services	27,009	22,203	52,867	44,344

Gross profit	5,742	4,624	10,719	8,253

Selling, general and administrative expenses	4,815	4,258	9,364	8,595

Operating income (loss)	927	366	1,355	(342)

Other:
Interest income, net	—	—	—	2
Miscellaneous, net	—	6	(3)	1

Other income (loss)	—	6	(3)	3

Income (loss) before income taxes	927	372	1,352	(339)

Income tax expense (benefit)	353	142	514	(128)

Net income (loss)	$574	$230	$838	$(211)

Basic net income (loss) per common share	$0.20	$0.08	$0.29	$(0.07)

Diluted net income (loss) per common share	$0.20	$0.08	$0.29	$(0.07)

Weighted average number of common shares used in computing net income (loss) per common share
Basic	2,863,509	2,840,443	2,859,043	2,838,197

Diluted	2,940,368	2,918,708	2,933,530	2,913,641

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Exhibit 99.1
PAGE 3 / ABLEST REPORTS SECOND QUARTER PROFIT MORE THAN DOUBLED
ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

ASSETS	June 26, 2005	December 26, 2004
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,886	$1,357
Accounts receivable, net	15,376	16,783
Prepaid expenses and other current assets	689	160
Current deferred tax asset	1,369	1,369

Total current assets	20,320	19,669

Property, plant and equipment, net	538	543
Deferred tax asset	2,721	3,208
Goodwill, net	1,283	1,283
Other assets	40	40

Total assets	$24,902	$24,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$521	$378
Accrued insurance	1,642	3,069
Accrued wages	2,363	1,989
Other current liabilities	505	425

Total current liabilities	5,031	5,861

Other liabilities	151	117

Total liabilities	5,182	5,978

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at June 26, 2005 and December 26, 2004	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,350,097 and 3,334,344 shares issued and outstanding including shares held in treasury at June 26, 2005 and December 26, 2004, respectively	168	167
Additional paid-in capital	5,288	5,172
Retained earnings	16,374	15,536
Treasury stock at cost; 457,729 shares held at June 26, 2005 and December 26, 2004	(2,110)	(2,110)

Total stockholders’ equity	19,720	18,765

Total liabilities and stockholders’ equity	$24,902	$24,743

SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer,
727-299-1200 or vlombardo@ablest.com/

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